Exhibit 4.28
Master Co-operation Agreement
Hidden Valley Services Limited
Wafi-Golpu Services Limited
Morobe Exploration Services Limited
Harmony Gold (PNG Services) Pty Limited
Newcrest Mining Limited
Blake Dawson
Level 36, Riverside Centre
123 Eagle Street
Brisbane QLD 4000
Australia
T 61 7 3259 7000
F 61 7 3259 7111
Reference
RAF JMCS 07 1427 3151
© Blake Dawson 2008

Blake Dawson
Contents

RECITALS			4

1.	INTERPRETATION		5

	1.1	Definitions	5
	1.2	Joint Venture Agreement definitions apply	6
	1.3	Rules for interpreting this document	6

2.	CO-OPERATION		6

	2.1	General	6
	2.2	Shared Rights	6
	2.3	Proposal to share	7
	2.4	Meeting	7
	2.5	Services provided by HGPL or NML	8

3.	RELATIONSHIP OF THE VENTURERS		8

	3.1	Several liability	8
	3.2	Joint Ventures not affected	8

4.	CONFIDENTIALITY		8

	4.1	Use and disclosure of Confidential Information	8
	4.2	Disclosures to personnel and advisers	8
	4.3	Disclosures required by law	8
	4.4	Recipient’s return or destruction of documents	9
	4.5	Security and control	9
	4.6	Survival of obligations	9

5.	TERMINATION		9

	5.1	Term	9
	5.2	Survival of claims and obligations	10

6.	ASSIGNMENT		10

7.	NOTICES		10

	7.1	How to give a notice	10
	7.2	When a notice is given	10
	7.3	Address for notices	10

8.	GENERAL		11

	8.1	Governing law	11
	8.2	Giving effect to documents	11
	8.3	Waiver of rights	11
	8.4	Severance	12
	8.5	Operation of indemnities	12
	8.6	Consents	12
	8.7	Exclusion of contrary legislation	12
	8.8	Counterparts	12
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8.9	Attorneys	12
Master Co-operation Agreement

Blake Dawson
Master Co-operation Agreement
DATE                     2008
PARTIES
Hidden Valley Services Limited, a company incorporated in PNG, the registered office of which is Level 4, Mogoru Moto Building, Champion Parade, Port Moresby, as agent for the Hidden Valley JV (HVSL)
Wafi-Golpu Services Limited, a company incorporated in PNG, the registered office of which is Level 4, Mogoru Moto Building, Champion Parade, Port Moresby, as agent for the Wafi-Golpu JV (WGSL)
Morobe Exploration Services Limited, a company incorporated in PNG, the registered office of which is Level 4, Mogoru Moto Building, Champion Parade, Port Moresby, as agent for the Exploration Portfolio JV (MESL)
Harmony Gold (PNG Services) Pty Limited ACN 083 828 853, a company registered in Queensland, the registered office of which is Level 2, 189 Coronation Drive, Milton, Brisbane, Queensland, Australia (HGPL)
Newcrest Mining Limited ABN 20 005 683 625 a company registered in Victoria, the registered office of which is Level 9, 600 St Kilda Road, Melbourne, Victoria, Australia (NML)
RECITALS
A.	Under the terms of a joint venture agreement, MCG and Newcrest PNG 1 Limited have agreed to establish a joint venture to be known as the Hidden Valley JV for the exploration for, and the development, mining and production of, Mineral Products in certain Tenements. HVSL has been established to operate the Hidden Valley JV.

B.	Under the terms of a joint venture agreement, Wafi and Newcrest PNG 2 Limited have agreed to establish a joint venture to be known as the Wafi-Golpu JV for the exploration for, and the development, mining and production of, Mineral Products in certain Tenements. WGSL has been established to operate the Wafi-Golpu JV.

C.	Under the terms of a joint venture agreement MCG, Wafi, Morobe Exploration Limited and Newcrest PNG 3 Limited have agreed to establish a joint venture to be known as the Exploration Portfolio JV for the exploration for, and development, mining and production of, Mineral Products in certain Tenements. MESL has been established to operate the Exploration Portfolio JV.

D.	To facilitate the establishment and operation of each JV, it may be necessary, from time to time, for any asset held, service provided or personnel employed or engaged by a JV, HGPL or NML (Right Holder) to be used by or shared with another JV (Sharing JV).

E.	This document records the procedure and principles under which the Operators may agree that any asset held, service provided or personnel employed or engaged by the Right Holder can be shared with another JV.

F.	The parties intend that separate services agreements will be entered into between HGPL and each JV and between NML and each JV to provide with more detail the terms on
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which HGPL and NML will provide services to each JV. It is proposed that these documents will supplement this document.
1.	INTERPRETATION

1.1	Definitions
Allocation Percentage means, in any calendar month, the total employee wages for a JV as a proportion of the total employee wages for all JVs determined retrospectively on the total employee wages for the previous month.
Confidential Information means information that:
(a)	relates to the business, asset or affairs of the disclosing party (or any of its related corporations); and

(b)	is made available by or on behalf of the disclosing party to the receiving party, or is otherwise obtained by or on behalf of the receiving party in connection with the operation of this document.
Confidential Information may be made available or obtained directly or indirectly, and before, on or after the date of this document.
Exploration Portfolio JV means the joint venture established under the Exploration Portfolio Joint Venture Agreement dated 22 May 2008 between MCG, Wafi, Morobe Exploration Limited, Newcrest PNG 3 Limited and MESL.
Government Agency means:
(c)	a government or government department or other body;

(d)	a governmental, semi-governmental or judicial person including a statutory corporation; or

(e)	a person (whether autonomous or not) who is charged with the administration of a law.
Hidden Valley JV means the joint venture established under the Hidden Valley Joint Venture Agreement dated 22 May 2008 between MCG, Newcrest PNG 1 Limited and HVSL.
JV means each of the Hidden Valley JV, the Wafi Golpu JV and the Exploration Portfolio JV.
Operator means each of:
(a)	HVSL, WGSL and MESL (acting on behalf of their respective JVs); and

(b)	HGPL and NML (both acting as principal).
PNG means the Independent State of Papua New Guinea.
Price means the price calculated for use of a Shared Right by the Sharing JV.
Right Holder has the meaning given to it in Recital D of this document.
Shared Right means any assets held, services provided or personnel employed or engaged by a Venturer or HGPL or NML that may be shared with another JV, being the
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Shared Rights listed in Schedule 1 and any additional shared rights agreed by the parties under clause 2.
Sharing JV has the meaning given to it in Recital D of this document.
Venturer means a Venturer under any of the JVs.
Wafi-Golpu JV means the joint venture established by the Wafi-Golpu Joint Venture Agreement dated 22 May 2008 between Wafi, Newcrest PNG 2 Limited and WGSL.
1.2	Joint Venture Agreement definitions apply
Any other term used in this document that is capitalised has the meaning given to it in the agreements constituting the JVs.
1.3	Rules for interpreting this document
(a)	The rules set out in clauses 1.2 and 1.3 of the agreements constituting the JVs as amended, apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(b)	A reference to a clause in this document is a references to a clause in this document unless specifically stated otherwise in this document.

(c)	A reference to a party in this document is a reference to a party to this document unless specifically stated otherwise in this document.
2.	CO-OPERATION

2.1	General
(a)	If a JV requires the use of a Shared Right, the Operator of that JV and the Operator of the Right Holder must use reasonable endeavours to agree the terms and conditions on which the Shared Right can be shared.

(b)	Each Operator agrees with each other Operator that it must act in good faith, honestly and reasonably in complying with its obligations under this document.
2.2	Shared Rights
(a)	The Price is to be paid by the Operator of the Sharing JV to the Operator of the Right Holder and must not be grossed up to account for any deductions or withholdings in respect of Taxes.

(b)	Schedule 1 identifies the basis for calculating the price in respect of each Shared Right.

(c)	If at any time an applicable law obliges a party to this document (the Payor) to make a deduction or withholding in respect of Taxes from a payment to another party to this document (the Payee) in respect of any Shared Right, the Payor must pay to the relevant Government Agency on time the full amount of deduction or withholding and promptly deliver to the Payee a copy of any receipt, certificate or other proof of payment.

(d)	Schedule 1 may be varied by the agreement in writing of all of the Operators and each applicable Right Holder and the parties to this document shall use all reasonable endeavours to agree within 30 days of the date of this document, the applicable rates for the services provided for the period on and from 1 August 2008
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to (and including) 30 June 2009 by Harmony Gold (PNG Services) Pty Ltd or Newcrest Mining Limited which are set out in item 5 of Schedule 1.
2.3	Proposal to share
For a Shared Right that is not listed in Schedule 1, the Operator of a JV that seeks to be a Sharing JV must submit a written proposal to the Operator of a Right Holder identifying the Shared Right and setting out the terms and conditions upon which it is proposed to share the Shared Right. This proposal must include the following terms:
(a)	the Price;

(b)	the period for which the Sharing JV proposes to share the Shared Right;

(c)	the obligations of the Operator of the Sharing JV:
(i)	to notify the Operator of the Right Holder immediately of any significant event which occurs concerning the Shared Right;

(ii)	to take any action that may be required to maintain and protect the Shared Right;

(iii)	to keep adequate records of accounts and operations in respect of the Shared Right;

(iv)	subject to the provision of reasonable notice, to give the Operator of the Right Holder’s nominated personnel and any person who has that Operator’s written authority:
(A)	access to the site where the Shared Right is being or is to be used; and

(B)	any information relating to the use of the Shared Right that the Operator of the Right Holder reasonably requires, and allow any of those persons to:
(C)	observe and inspect the Shared Right and the Sharing JV’s use of the Shared Right; and

(D)	review and copy any documents relevant to the use of Shared Right; and
(v)	to indemnify the Right Holder and its employees and officers and the Operator of the Right Holder and its employees and officers (those indemnified) against any Liability (including legal expense), damage, injury (including disease or illness), death (together Loss) which those indemnified suffer, sustain or incur as a result of any wrongful or negligent act or omission, by the Sharing JV which arises out of the use of the Shared Right except to the extent that any wrongful or negligent act or omission of those indemnified caused the Loss.
2.4	Meeting
No later than 20 Business Days after the Operator of the Right Holder receives a written proposal from the Operator of the Sharing JV pursuant to clause 2.3, the Operator of the Right Holder and the Operator of the Sharing JV will meet to discuss the proposal and use reasonable endeavours to agree the terms and conditions of the shared use of the Shared Right.
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2.5	Services provided by HGPL or NML
Where HGPL or NML provides services to a JV, the aggregate fees will be increased by 7.5% or any other amount agreed by the parties from time to time.
3.	RELATIONSHIP OF THE VENTURERS

3.1	Several liability
Each Venturer’s liability under this document is, and any agreement entered into pursuant to clause 2.1(a) is several in proportion to its Participating Interest under each JV and not joint nor joint and several.
3.2	Joint Ventures not affected
This document does not affect, and any agreement entered into pursuant to clause 2.1(a) will not affect, the status of each JV. During the term of this document, the relationship of the Venturers does not constitute a partnership for any purpose and each JV is an unincorporated joint venture constituted under each JV agreement.
4.	CONFIDENTIALITY

4.1	Use and disclosure of Confidential Information
A party (Recipient) which acquires Confidential Information of another party (Discloser) must not:
(a)	use any of the Confidential Information except to the extent necessary to exercise its rights and perform its obligations under this document; or

(b)	disclose any of the Confidential Information except in accordance with clause 4.2 or 4.3.
4.2	Disclosures to personnel and advisers
(a)	The Recipient may disclose Confidential Information to an officer, employee, agent, contractor, or legal, financial or other professional adviser if:
(i)	the disclosure is necessary to enable the Recipient to perform its obligations or to exercise its rights under this document; and

(ii)	prior to disclosure, the Recipient informs the person of the Recipient’s obligations in relation to the Confidential Information under this document and obtains an undertaking from the person to comply with those obligations.
(b)	The Recipient must ensure that any person to whom Confidential Information is disclosed under clause 4.2(a) keeps the Confidential Information confidential and does not use it for any purpose other than as permitted under clause 4.2(a).
4.3	Disclosures required by law
(a)	Subject to clause 4.3(b), the Recipient may disclose Confidential Information that the Recipient is required to disclose:
(i)	by law or by order of any court or tribunal of competent jurisdiction; or
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(ii)	by any Government Agency, stock exchange or other regulatory body.
(b)	If the Recipient is required to make a disclosure under clause 4.3(a), the Recipient must:
(i)	to the extent possible, notify the Discloser immediately it anticipates that it may be required to disclose any of the Confidential Information;

(ii)	consult with and follow any reasonable directions from the Discloser to minimise disclosure; and

(iii)	if disclosure cannot be avoided:
(A)	only disclose Confidential Information to the extent necessary to comply; and

(B)	use reasonable efforts to ensure that any Confidential Information disclosed is kept confidential.
4.4	Recipient’s return or destruction of documents
On written request by the Discloser, the Recipient must immediately:
(a)	deliver to the Discloser all documents and other materials containing, recording or referring to Confidential Information; and

(b)	erase or destroy in another way all electronic and other intangible records containing, recording or referring to Confidential Information, which are in the possession, power or control of the Recipient or of any person to whom the Recipient has given access.
4.5	Security and control
The Recipient must:
(a)	keep effective control of the Confidential Information; and

(b)	ensure that the Confidential Information is secure from theft, loss, damage or unauthorised access or alteration.
4.6	Survival of obligations
The obligations in this clause 4 survive any termination or expiry of this document.
5.	TERMINATION

5.1	Term
This document commences on the date that it is executed and continues until, the first of the following to occur of:
(a)	the parties by agreement in writing, terminate this document with effect from the date agreed by those parties; and

(b)	the first day on which there is only one, or no, JV in existence and the activities of all terminating JVs are properly wound up.
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5.2	Survival of claims and obligations
The termination of this document does not affect any claim or obligation that a party may have at the date of termination.
6.	ASSIGNMENT
A party must not may assign, transfer or novate its rights, interests or obligations under this document without the consent of the other parties.
7.	NOTICES

7.1	How to give a notice
A notice, consent or other communication under this document is only effective if it is:
(a)	in writing, signed by or on behalf of the person giving it;

(b)	addressed to the person to whom it is to be given; and

(c)	either:
(i)	delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person’s address; or

(ii)	sent by fax to that person’s fax number and the machine from which it is sent produces a report that states that it was sent in full.
7.2	When a notice is given
A notice, consent or other communication that complies with this clause is regarded as given and received:
(a)	if it is delivered or sent by fax:
(i)	by 5.00 pm (local time in the place of receipt) on a Business Day — on that day; or

(ii)	after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day — on the next Business Day; and
(b)	if it is sent by mail:
(i)	within Papua New Guinea — 3 Business Days after posting; or

(ii)	to or from a place outside Papua New Guinea — 7 Business Days after posting.
7.3	Address for notices
A person’s address and fax number are those set out below, or as the person notifies the sender:

HVSL
Address:	Level 2, 189 Coronation Drive, Milton, Brisbane, Queensland, Australia
Fax number:	+61 7 3320 3740
AND TO:
Address:	Level 4, Mogoru Moto Building, Champion Parade, Port Moresby
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Fax number:	+ 675 309 2099
Attention:	Company Secretary

WGSL
Address:	Level 2, 189 Coronation Drive, Milton, Brisbane, Queensland, Australia
Fax number:	+61 7 3320 3740
AND TO:
Address:	Level 4, Mogoru Moto Building, Champion Parade, Port Moresby
Fax number:	+ 675 309 2099:
Attention:	Company Secretary

MESL
Address:	Level 2,189 Coronation Drive, Milton, Brisbane, Queensland, Australia
Fax number:	+61 7 3320 3740
AND TO:
Address:	Level 4, Mogoru Moto Building, Champion Parade, Port Moresby
Fax number:	+ 675 309 2099
Attention:	Company Secretary

HGPL
Address:	Level 2,189 Coronation Drive, Milton, Brisbane, Queensland, Australia
Fax number:	+61 7 3320 3740
Attention:	Company Secretary

NML
Address:	Level 9, 600 St Kilda Road, Melbourne, Victoria, Australia
Fax number:	+61 3 9521 3546
Attention:	Company Secretary
8.	GENERAL

8.1	Governing law
(a)	This document is governed by the laws of PNG.

(b)	Each party submits to the jurisdiction of the courts of PNG and of any court that may hear appeals from any of those courts, for any proceedings in connection with this document.
8.2	Giving effect to documents
Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that any other party may reasonably require to give full effect to this document.
8.3	Waiver of rights
A right may only be waived in writing, signed by the party giving the waiver, and:
(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right or as an estoppel precluding enforcement of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.
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8.4	Severance
Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.
8.5	Operation of indemnities
(a)	Each indemnity in this document survives the expiry or termination of this document.

(b)	A party may recover a payment under an indemnity in this document before it makes the payment in respect of which the indemnity is given.
8.6	Consents
Where this document contemplates that a party may agree or consent to something (however it is described), the party may:
(a)	agree or consent, or not agree or consent, in its absolute discretion; and

(b)	agree or consent subject to conditions,

unless this document expressly contemplates otherwise.
8.7	Exclusion of contrary legislation
Any legislation that adversely affects an obligation of a party, or the exercise by a party of a right or remedy, under or relating to this document is excluded to the full extent permitted by law.
8.8	Counterparts
This document may be executed in counterparts.
8.9	Attorneys
Each person who executes this document on behalf of a Party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.
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Schedule 1
SHARED RIGHTS AND PRICE

No.	Shared Right	Calculation of Price

1.	Employment contracts for PNG based staff	The actual cost of wages incurred by the Right Holder, plus any agreed charge for overheads, multiplied by the Allocation Percentage for the relevant JV.

2.	Travel expenses (including aircraft charter)	Allocation per person of actual cost according to their primary position in a JV as identified in the organisational chart for all of the JVs plus any agreed charge for overheads.

3.	Drilling Services	Allocation of actual cost in accordance with ownership of the tenement at which the drilling services are used plus any agreed charge for overheads.

4.	Shared business services comprising the following:	Allocation of actual cost to each JV according to the Allocation Percentage plus any agreed charge for overheads.
supply and logistics;

human resources, safety and training;

third party information technology (in PNG);

licences;

government liaison;

proprietary software and database (including HAMS);and

accommodation at Lae.

5.	Harmony Gold (PNG Services) Pty Limited in Brisbane, Australia or Newcrest Mining Limited in Australia comprising the following:	Allocation of actual cost to each JV according to the Allocation Percentage.

business services:

human resources and administration;

consulting activities in P.N.G;

supply and legal services; and
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No.	Shared Right	Calculation of Price

proprietary software and database (including HAMS) (outside PNG);

technical services:

mining and geology;

environment services;

safety;

project services;

Hidden Valley owners team; and

Wafi owners team.

6.	Harmony Gold (PNG Services) Pty Limited employment contracts for Australian based staff to provide services including mining, environment and technical services	The actual cost of wages incurred by the Right Holder, plus any agreed charge for overheads, multiplied by the Allocation Percentage for the relevant JV.

7.	Procurement of property, plant and equipment	Allocation of landed cost under defined cost codes according to which JV will use the relevant property, plant and equipment.

8.	Insurance	Allocation of actual cost of premium and any excess incurred to each JV according to the Allocation Percentage.

9.	Electricity, fuel and other utilities	Allocation of actual cost to each JV according to actual usage.

10.	Spares and maintenance	Allocation of actual cost to each JV according to actual usage.

11.	Information technology licences (other than those noted elsewhere in this schedule)	Allocation of actual cost to each JV according to the Allocation Percentage.

12.	Newcrest Mining Limited — employment contracts for Australian based staff to provide services including mining, environment and technical services	The actual cost of wages incurred by the Right Holder plus any agreed charge for overheads multiplied by the Allocation Percentage for the relevant JV.
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